SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 24, 2005

Rockwell Collins, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Effective May 24, 2005, we entered into a $850,000,000 five-year unsecured revolving credit agreement among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent (the “Agreement”).

The proceeds of borrowings under the Agreement will be used for general corporate purposes, including commercial paper backstop.

Borrowings under the Agreement will bear interest at variable rates equal to, at our election, (1) the higher of (a) the prime rate or (b) the federal funds rate plus 1/2% or (2) a euro-dollar rate plus an applicable margin based on our credit rating or (3) a competitive bid absolute rate. We elect the basis of the interest rate at the time of each borrowing.

The Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on incurrence of secured indebtedness, consolidations and mergers, sales of assets and sale and lease-back transactions, subject to certain exceptions. The Agreement also includes a covenant under which we would be in default if our debt to capital ratio were to exceed 60 percent. A complete copy of the Agreement has been filed as an exhibit to this Current Report on Form 8-K.

Under certain conditions the lending commitments under the Agreement may be terminated by the lenders and amounts outstanding under the Agreement may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic termination of lending commitments and acceleration of the indebtedness under the Agreement. Subject to notice and cure periods in certain cases, other events of default under the Agreement will result in termination of lending commitments and acceleration of indebtedness under the Agreement at the option of the lenders. Such other events of default include failure to pay any principal when due, failure to comply with covenants, breach of representations or warranties in any material respect, or non-payment or acceleration of other material debt of ours and our subsidiaries.

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The Agreement replaces the $350,000,000 Amended 364-Day Credit Agreement dated as of May 26, 2004 among us, the Banks listed therein and JPMorgan Chase Bank, as Agent and the $500,000,000 Five-Year Credit Agreement dated as of May 30, 2001 among us, the Banks listed therein and The Chase Manhattan Bank, as Agent (collectively, the “Terminated Agreements”), which were terminated concurrently with our entering into the Agreement. The conditions precedent, covenants, representations and warranties and events of default set forth in the Agreement and the Terminated Agreements are substantially the same.

From time to time, we and the lenders under the Agreement and the Terminated Agreements (or affiliates of the lenders) may engage in other transactions, including arrangements under which a lender or an affiliate of the lender participates in interest rate swap or hedging arrangements with us, serves as agent or placement agent for or purchaser of commercial paper issued by us, provides cash management or commercial banking services to us, provides lines of credit to us or our affiliates, manages our pension fund assets, is custodian for our employee benefit plan trusts, or assists in executing share repurchases for us. Several of the Banks participating in the Agreement, or their affiliates, also participated in our 2003 issuance of $200,000,000 in ten year, unsecured notes. In addition, Wells Fargo Bank, N.A., (a lender under the Agreement) is transfer agent for our common stock and both UBS and JPMorgan affiliates have provided advisory services in connection with merger and acquisition situations.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99	Five-Year Credit Agreement dated as of May 24, 2005 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

Dated: May 27, 2005	By	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President,
General Counsel and Secretary

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Exhibit Index

Exhibit Number	Description
99	Five-Year Credit Agreement dated as of May 24, 2005 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.

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